UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
     Date of report (Date of earliest event reported): March 9, 2007 (March 8, 2007)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-11852	62-1507028

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 26, 2007, Healthcare Realty Trust Incorporated (the “Company”) announced its intention to sell its portfolio of senior living assets, consisting of 62 properties and 16 mortgage investments. In connection with this sale, on March 8, 2007, the Company and certain of its wholly-owned subsidiaries entered into a definitive purchase agreement (the “Purchase Agreement”) with Emeritus Corporation (“Emeritus”) for the sale of 12 of the 62 properties and two of the 16 mortgage investments. Emeritus currently leases the properties from the Company and has exercised its rights to purchase the properties under its leases. The properties are all assisted living facilities, consisting of 786 units, and are located in five states. The total consideration to be paid by Emeritus will be approximately $110.4 million, all cash at closing. The purchase by Emeritus is expected to close on or before March 16, 2007. The Purchase Agreement contains other terms and conditions customary for a transaction of this type.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Scott W. Holmes
Scott W. Holmes,
Senior Vice President and Chief Financial Officer

Date: March 9, 2007